EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

“W.O. PRODUCTION COMPANY, LTD.”

FIRST:                  The name of the entity is “W.O. PRODUCTION COMPANY, LTD.”

SECOND:             The original Certificate of Limited Partnership was filed on November 15, 1996.   The filing number issued to the limited partnership by the secretary of state is 9295410.

THIRD:                 The registered agent and registered office of the entity as currently shown on the records of the secretary of state are:

Capitol Corporate Services, Inc.

800 Brazos, Suite 400

Austin, Texas  78701

FOURTH:             Article I is deleted in its entirety and replaced with the following:

“I

The name of the limited partnership is W.O. Production Company, Ltd.”

FIFTH:                 This Certificate of Amendment to the Certificate of Limited Partnership is authorized by the General Partner pursuant to the Texas Revised Limited Partnership Act and by the governing documents of the limited partnership.

SIXTH:                  This Certificate of Amendment to the Certificate of Limited Partnership shall become effective upon its filing with the Secretary of State of the State of Texas.

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IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment to the Certificate of Limited Partnership as of the 13th day of March, 2008.

GENERAL PARTNER:

WO ENERGY, INC.
a Texas corporation

By:	/s/ Morris B. Smith
	Name:	Morris B. Smith
	Title:	Vice President and CFO